CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent registered public accounting firm” and to the inclusion in this Amendment No.1 to the Preliminary Offering Circular Form 1-A/A of our auditors’ report dated December 22, 2022, relating to the carve-out financial statements of the DMT Program of Algernon Pharmaceuticals Inc. for the years ended August 31, 2022 and 2021, appearing in the Amendment No. 1 to the Preliminary Offering Circular Form 1-A/A.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada
January 18, 2023